Exhibit 99.1

VIROPHARMA INCORPORATED Contacts:
Kristina Broadbelt Assistant Director, PR & Advocacy Phone (610) 321- 2358
Robert A. Doody Manager, Corporate Communications Phone (610) 321-6290

VIROPHARMA ANNOUNCES COMPLETION OF ENROLLMENT IN PHASE 3 STUDY OF

MARIBAVIR IN STEM CELL TRANSPLANT PATIENTS

- Phase 3 Study in 681 Stem Cell Transplant Patients Represents First Pivotal Study on a New

Antiviral CMV Therapy in Stem Cell Transplant in Over a Decade -

- Company Also Provides Timing of Phase 3 Data Disclosure and Regulatory Submissions -

EXTON, Pa., May 29, 2008 — ViroPharma Incorporated (Nasdaq: VPHM) today announced that it completed enrollment in its pivotal Phase 3 study of maribavir in stem cell transplant patients. This international Phase 3 study is evaluating the efficacy, safety and tolerability of prophylactic use of maribavir administered orally for up to 12 weeks for the prevention of cytomegalovirus (CMV) disease in recipients of allogeneic stem cell transplants (SCT). The study also will evaluate the pharmacokinetics of maribavir in this subject population. It is being conducted in 90 transplant centers in the U.S., Canada, and Europe.

“Maribavir may mark the first new advancement in CMV therapeutics for transplant recipients in many years,” stated Stephen Villano, M.D., vice president, clinical research and development at ViroPharma. “CMV can cause significant and potentially deadly clinical manifestations among transplant recipients, and maribavir represents the opportunity for a shift in CMV treatment paradigm toward prophylaxis against CMV, thus preventing CMV viral infection and disease and allowing for enhanced focus on other aspects of patient outcome following transplantation.”

The company also provided the timing of future milestones in the development of maribavir in SCT. These include:

•	Data collection for the 6-month assessments will continue through the end of November 2008;

•	Top line Phase 3 clinical data is expected to be announced in the first quarter of 2009;

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Filing of the initial NDA (New Drug Application) in the U.S., MAA (Marketing Authorization Application) in Europe, and NDS (New Drug Submission) in Canada for maribavir in SCT patients based on the 6-month assessments is expected in the third quarter of 2009;

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The company will announce the timelines for the ongoing Phase 3 study in liver transplant at a later date, including completion of enrollment and top line data. The company intends to file its supplemental NDA, NDS and MAA variation for this additional opportunity as soon as possible following receipt of initial marketing approvals in SCT.

“These are significant milestones for the development of this important drug, and we are excited by the global interest and support for maribavir among transplant physicians throughout the U.S., Europe and Canada,” commented Vincent Milano, ViroPharma’s president and chief executive officer.

CMV is among the most important infectious causes of significant morbidity and mortality in transplant patients. Approximately 60 percent of all at-risk allogeneic stem cell (bone marrow) transplant patients will show evidence of CMV infection in the first 100 days post transplant and despite treatment with currently available therapies approximately 10 percent of these patients will progress to develop CMV disease, which may manifest as deadly complications such as pneumonia or gastrointestinal disease. CMV infection is also associated with indirect effects in transplant recipients, including adverse immunologic effects (graft versus host disease (GvHD) after bone marrow transplantation and graft rejection after solid organ transplantation), serious bacterial and fungal infections, and reduced overall survival rates.

SCT Phase 3 Study Design

This study is a randomized, double-blind, placebo-controlled, multicenter pivotal Phase 3 study in 681 patients who have undergone allogeneic stem cell transplantation. Following transplantation and transplant engraftment, eligible patients have been randomized to receive maribavir or matching placebo in a 2:1 randomization ratio. All patients will receive maribavir 100 mg BID or placebo for a maximum duration of 12 weeks, and will then be followed for an additional 12 weeks to reach the 6 month post-transplant analyses for regulatory filing purposes. All patients will then be followed for an additional 24 weeks.

Enrolled subjects will undergo testing for CMV infection at least weekly. CMV surveillance includes weekly testing at a central laboratory for the presence of CMV pp65 antigenemia and for the presence of CMV DNA in plasma using a polymerase chain reaction (PCR). If CMV infection is detected during the study drug administration period (or if CMV organ disease is diagnosed), study drug will be discontinued and the subject will be managed according to standard CMV treatment practices at the transplant center.

The primary efficacy endpoint will be the incidence of CMV disease within six months post-transplant, which is predicted to be approximately nine percent in the placebo (current standard of care) arm based on data from the Phase 2 study, data from published literature, and information from transplant center databases. Following extensive dialogue with FDA, a number of key secondary endpoints associated with CMV infection have been identified and assessment of these endpoints will be essential in assessing the clinical benefit of maribavir. These key secondary endpoints include incidence of initiation of preemptive anti-CMV therapy, incidence of graft-versus-host disease, mortality and CMV disease-free survival.

About maribavir

Maribavir is a potent and selective, orally bioavailable Phase 3 antiviral drug with a unique mechanism of action against cytomegalovirus and a favorable clinical safety profile to date, including no evidence of renal toxicities or myelosuppression (a condition in which bone marrow activity is decreased, resulting in fewer red blood cells, white blood cells, and platelets). Maribavir is a member of a new class of drugs called benzimidazole ribosides. Unlike currently available anti-CMV agents that inhibit CMV DNA polymerase, maribavir inhibits viral DNA assembly and egress of viral capsids from the nucleus of infected cells. Maribavir also has demonstrated activity in vitro against strains of CMV that are resistant to current anti-CMV therapies.

About Cytomegalovirus

CMV is a member of the herpes virus group, which includes the viruses that cause chicken pox, mononucleosis, herpes labialis (cold sores), and herpes genitalis (genital herpes). Like other herpesviruses,

CMV has the ability to remain dormant in the body for long periods of time. Human CMV infection rates average between 50 percent and 85 percent of adults in the U.S. by 40 years of age, but in healthy adults causes little to no apparent illness. However, in immunocompromised individuals including cancer patients, HIV patients, and transplant patients, and in children born with primary CMV infection, CMV can lead to serious disease or death. Patients who are immunosuppressed following hematopoietic stem cell (bone marrow) or solid organ transplantation are at high risk of CMV infection. In these patients, CMV can lead to severe conditions such as pneumonitis or hepatitis, or to complications such as acute or chronic rejection of a transplanted organ. While currently available systemic anti-CMV agents are effective against the virus, their use is limited by toxicities, most notably bone marrow suppression and renal impairment.

About ViroPharma Incorporated

ViroPharma Incorporated is a biopharmaceutical company dedicated to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin®, approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/Products.aspx). ViroPharma currently focuses its drug development activities in diseases including cytomegalovirus (CMV) and C. difficile. For more information on ViroPharma, visit the company’s website at www.viropharma.com

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward looking statements in this press release include statements regarding ViroPharma’s clinical development programs, including statements that maribavir represents the opportunity for a shift in CMV treatment paradigm toward prophylaxis against CMV, our ability make public the top line clinical data from the pivotal Phase 3 study of maribavir in stem cell transplant patients in the first quarter of 2009, and to file our initial NDA and MAA for maribavir in stem cell transplant patients in the third quarter of 2009 and our goal to file our supplemental NDA and MAA variation for prevention of CMV disease after liver transplant as soon as possible following a the initial marketing approval in the US and EU. Our actual results could differ materially from those results expressed in, or implied by, these forward-looking statements. The development and commercialization of pharmaceutical products is subject to risks and uncertainties. The antiviral and tolerability data that were elucidated in our Phase 2 study designed to assess the rate of CMV reactivation in patients undergoing allogeneic stem cell transplantation may not be predictive of the results of our Phase 3 programs in allogeneic stem cell transplantation or liver transplant patients and further testing such as the ongoing Phase 3 clinical studies may not support any or all of the statements in this press release. There can be no assurance that that our Phase 3 programs will yield positive results, that our plan to file an NDA or other marketing petition for maribavir based upon the phase 2 and phase 3 stem cell clinical trial results, but prior to the completion of the phase 3 solid organ clinical trial will be successful as the regulatory agencies may view the data as insufficient or inconclusive, request additional data, delay any decision past the time frames anticipated by us, limit the approved indications, or deny the approval of maribavir. These factors, and other factors, including, but not limited to those described in ViroPharma’s annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission during 2008, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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